EXHIBIT 4.10

GUARANTY

This GUARANTY (this “Guaranty”), dated as of February 2, 2013, by Carson Pirie Scott II, Inc., a Florida corporation (the “New Guarantor”), in favor of (i) Bank of America, N.A., a national banking association, as agent (hereinafter, in such capacity, “Agent”) for itself and the other financial institutions (hereinafter, collectively, the “Lenders”) which from time to time are or may become parties to that certain Second Amended and Restated Loan and Security Agreement dated as of March 21, 2011 (as modified by that certain First Amendment to Second Amended and Restated Loan and Security Agreement dated as of October 25, 2012 and as further amended, amended and restated, supplemented or otherwise modified and in effect from time to time, the “Loan Agreement”), by and among The Bon-Ton Department Stores, Inc., a Pennsylvania corporation (“Bon-Ton”), Carson Pirie Scott II, Inc., a Mississippi corporation (“CPS II”), Bon-Ton Distribution, Inc., an Illinois corporation (“Distribution”), McRIL, LLC, a Virginia limited liability company (“McRIL”), The Bon-Ton Stores of Lancaster, Inc., a Pennsylvania corporation (“Lancaster” and, together with Bon-Ton, CPS II, Distribution, McRIL and any other person from time to time a borrower thereunder, collectively, the “Borrowers”), each of other Obligors party thereto, the Lenders, Agent, and the other agents and arrangers from time to time party thereto, (ii) each of the Lenders and (iii) each of the other Secured Parties (as defined in the Loan Agreement).

WHEREAS, the Borrowers, the Guarantors and the New Guarantor are members of a group of related entities, the success of any one of which is dependent in part on the success of the other members of such group;

WHEREAS, the New Guarantor expects to receive substantial direct and indirect benefits from the extensions of credit to the Borrowers by the Lenders pursuant to the Loan Agreement (which benefits are hereby acknowledged);

WHEREAS, pursuant to the Loan Agreement, the Obligors have covenanted to cause the New Guarantor to execute and deliver to Agent, for the benefit of the Secured Parties, a guaranty substantially in the form hereof; and

WHEREAS, the New Guarantor wishes to guaranty the payment and performance of the Obligations (as defined in the Loan Agreement) to Agent, the Lenders and the other Secured Parties as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to induce the Lenders and Agent to continue to make loans and otherwise extend credit to the Borrowers, the New Guarantor hereby agrees with the Lenders, Agent and the other Secured Parties as follows:

1.   Definitions. The term “Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Loan Agreement.

2.   Guaranty of Payment and Performance. The New Guarantor hereby guarantees to Agent, for the benefit of the Secured Parties, the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of the Federal Bankruptcy Code and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that Agent or any other Secured Party first attempt to collect any of the Obligations from any Borrower or any other Obligor or resort to any collateral security or other means of obtaining payment. Payments by the New Guarantor hereunder may be required by Agent on any number of occasions. All payments by the New Guarantor hereunder shall be made to Agent, in the manner and at the place of payment specified therefor in the Loan Agreement, for the account of the Secured Parties.

3.   New Guarantor’s Agreement to Pay Enforcement Costs, etc. The New Guarantor further agrees, as the principal obligor and not as a guarantor only, to pay to Agent, on demand, all reasonable and documented out-of-pocket costs, expenses or advances (including court costs and legal expenses) incurred or expended by Agent or any other Secured Party which constitute a part of the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this Section 3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Loan Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under Applicable Law, then such interest shall be reduced to such maximum permitted amount.

4.   Waivers by Guarantors; Lender’s Freedom to Act. The New Guarantor agrees that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Agent or any other Secured Party with respect thereto. The New Guarantor waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of any Obligor or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, the New Guarantor agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of the New Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of Agent or any Secured Party to assert any claim or demand or to enforce any right or remedy against any Obligor or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Loan Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (v) the adequacy of any rights which Agent or any other Secured Party may have against any collateral security or other means of obtaining repayment of any of the Obligations; (vi) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which Agent or any other Secured Party might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of the New Guarantor or otherwise operate as a release or discharge of the New Guarantor, all of which may be done without notice to the New Guarantor. To the fullest extent permitted by law, the New Guarantor hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent Agent or any other Secured Party from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against the New Guarantor before or after Agent’s or such other Secured Party’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by Agent or any other Secured Party.

5.   Unenforceability of Obligations Against Any Obligor. If for any reason any Obligor has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from any Obligor by reason of such Obligor’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on the New Guarantor to the same extent as if the New Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Obligor, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Loan Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the New Guarantor.

6.   Subrogation; Subordination.

6.1.        Waiver of Rights Against the Borrowers. Until the final payment and performance in full of all of the Obligations (other than contingent indemnification Obligations with respect to which no claim has been asserted in writing), the New Guarantor shall not exercise, and the New Guarantor hereby waives, any rights against each Obligor arising as a result of payment by the New Guarantor hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with Agent or any other Secured Party in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the New Guarantor will not claim any setoff, recoupment or counterclaim against any Obligor in respect of any liability of the New Guarantor to any Obligor; and the New Guarantor waives any benefit of and any right to participate in any collateral security which may be held by Agent or any other Secured Party.

6.2.        Subordination. The payment of any amounts due with respect to any indebtedness of any Obligor for money borrowed or credit received now or hereafter owed to the New Guarantor is hereby subordinated to the prior payment in full of all of the Obligations (other than contingent indemnification Obligations with respect to which no claim has been asserted in writing). The New Guarantor agrees that, after the occurrence of, and during the continuance of, any Default or Event of Default under the Loan Agreement the New Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of any Obligor to the New Guarantor until all of the Obligations (other than contingent indemnification Obligations with respect to which no claim has been asserted in writing) shall have been paid in full. If, notwithstanding the foregoing sentence, the New Guarantor shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by the New Guarantor as trustee for the Secured Parties and be paid over to Agent, for the benefit of the Secured Parties, on account of the Obligations without affecting in any manner the liability of the New Guarantor under the other provisions of this Guaranty.

6.3.        Provisions Supplemental. The provisions of this Section 6 shall be supplemental to and not in derogation of any rights and remedies of the Secured Parties under any separate subordination agreement which Agent may at any time and from time to time enter into with any Guarantor for the benefit of the Secured Parties.

7.   Security; Setoff. Regardless of the adequacy of any collateral security or other means of obtaining payment of any of the Obligations, each of the Agent and the other Secured Parties is hereby authorized at any time during an Event of Default, without notice to the New Guarantor (any such notice being expressly waived by the New Guarantor) and to the fullest extent permitted by law, to set off and apply such deposits and other sums against the accrued and unpaid obligations of the New Guarantor under this Guaranty, whether or not the Agent or such other Secured Party shall have made any demand under this Guaranty.

8.   Further Assurances. The New Guarantor agrees that it will from time to time, at the written request of Agent, do all such things and execute all such documents as Agent may consider necessary to give full effect to this Guaranty and to perfect and preserve the rights and powers of the Secured Parties hereunder. The New Guarantor acknowledges and confirms that the New Guarantor itself has established its own adequate means of obtaining from each Borrower on a continuing basis all information desired by the New Guarantor concerning the financial condition of such Borrower and that the New Guarantor will look to the Borrowers and not to Agent or any other Secured Party in order for the New Guarantor to keep adequately informed of changes in the Borrowers’ financial condition.

9.   Termination; Reinstatement. This Guaranty shall remain in full force and effect until the payment in full, in cash, of all accrued and unpaid principal, interest and fees, and any other Obligations (other than contingent indemnification Obligations with respect to which no claim has been asserted in writing), the payment of any appropriate collateral deposits in connection with other Obligations and the occurrence of the Commitment Termination Date. This Guaranty shall continue to be effective or be reinstated if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by Agent or any other Secured Party upon the insolvency, bankruptcy or reorganization of any Obligor, or otherwise, all as though such payment had not been made or value received.

10. Successors and Assigns. This Guaranty shall be binding upon the New Guarantor, its successors and assigns, and shall inure to the benefit of Agent and the other Secured Parties and their respective successors, transferees and permitted assigns. Without limiting the generality of the foregoing sentence, each Secured Party may, as and to the extent permitted in the Loan Agreement, assign or otherwise transfer the Loan Agreement, the Notes, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Secured Party herein, all in accordance with Section 13.2 of the Loan Agreement.  The New Guarantor may not assign any of its obligations hereunder.

11. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the New Guarantor therefrom shall be effective unless the same shall be in writing and signed by Agent with the consent of the Required Lenders and the New Guarantor. No failure on the part of Agent or any other Secured Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

12.  Notices. All notices, requests and other communications by or to a party hereto shall be made in accordance with Section 14.3 of the Loan Agreement.

13.  Governing Law; Consent to Forum. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402 (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS). THE NEW GUARANTOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL COURT SITTING IN OR WITH JURISDICTION OVER THE SOUTHERN DISTRICT OF NEW YORK AND OF ANY STATE COURT OF THE STATE OF NEW YORK SITTING IN THE COUNTY OF MANHATTAN, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. THE NEW GUARANTOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. Nothing herein shall limit the right of Agent or any other Secured Party to bring proceedings against any Obligor in any other court. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.  Waiver of Jury Trial. To the fullest extent permitted by Applicable Law, the New Guarantor waives (a) the right to trial by jury (which Agent hereby also waives) in any proceeding, claim or counterclaim of any kind relating in any way to this Guaranty; (b) presentment, demand, protest, notice of presentment, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which a Borrower may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent or any other Secured Party, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. The New Guarantor acknowledges that Agent and the other Secured Parties are relying upon the foregoing in their dealings with Borrowers and Guarantors. Each Guarantor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Guaranty may be filed as a written consent to a trial by the court.

16.   Miscellaneous. This Guaranty constitutes the entire agreement of the New Guarantor with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined. Delivery by telecopier or by electronic .pdf copy of an executed counterpart of a signature page to this Guaranty shall be effective as delivery of an original executed counterpart of this Guaranty.

17.   Contribution. To the extent the New Guarantor makes a payment hereunder in excess of the aggregate amount of the benefit received by the New Guarantor in respect of the extensions of credit under the Loan Agreement (the “Benefit Amount”), then the New Guarantor, after the payment in full, in cash, of all of the Obligations, shall be entitled to recover from each other guarantor of the Obligations such excess payment, pro rata, in accordance with the ratio of the Benefit Amount received by each such other guarantor to the total Benefit Amount received by all guarantors of the Obligations, and the right to such recovery shall be deemed to be an asset and property of the New Guarantor so funding; provided, that all such rights to recovery shall be subordinated and junior in right of payment to the final and undefeasible payment in full in cash of all of the Obligations (other than contingent indemnification Obligations with respect to which no claim has been asserted in writing).

[Signatures appear on following page.]

IN WITNESS WHEREOF, the New Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

CARSON PIRIE SCOTT II, INC.

/S/ J. GREGORY YAWMAN

By: J. Gregory Yawman
Title: Vice President, General Counsel and Secretary

Address:	2801 East Market Street
York, PA 17402
Attn:	General Counsel
Telecopy:	717-751-3008

[Signature Page to Guaranty]

BANK OF AMERICA, N.A.
as Agent

/S/ ANDREW CERUSSI

By: Andrew Cerussi
Title: Director

Address:	100 Federal Street
Boston, MA 02110
Attn:	Andrew Cerussi
Telecopy:	617-310-2686

[Signature Page to Guaranty]